Exhibit 99.2
Big Lots
Q2 2020 Conference call
August 28, 2020

Presenters
Bruce Thorn - President and Chief Executive Officer
Jonathan Ramsden - EVP, Chief Financial and Administrative Officer
Andy Regrut - Vice President, Investor Relations

Q&A Participants
Peter Keith - Piper Sandler
Joe Feldman – Telsey
Chandni Luthra – Goldman Sachs
Paul Trussell – Deutsche Bank
Andrew Efimoff – KeyBanc Capital
Liz Suzuki – Bank of America

Operator
Ladies and gentlemen, good morning, and welcome to the Big Lots second-quarter conference call. I would like to introduce today's first speaker Vice President of Investor Relations Andy Regrut.

Andy Regrut
Good morning. Thank you for joining us for our second-quarter conference call. With me here today in Columbus are Bruce Thorn, our President, and CEO and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our safe harbor provisions, as stated in our press release and SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results. For the second quarter of fiscal 2020, this excludes a one-time after-tax benefit totaling $341.9 million or $8.54 per diluted share associated with a distribution center sold as part of the previously announced sale-leaseback transactions that closed during the quarter. Reconciliations of GAAP to non-GAAP adjusted results are available in today's press release.

This morning Bruce will open the call with a few comments. Jonathan will review the financials, and Bruce will complete our prepared remarks before taking your questions. I will now turn the call over to Bruce.

Bruce Thorn

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Thank you, Andy, and good morning everyone. I am delighted with the unprecedented results we reported this morning and what our team has accomplished in the first half of this year. From an operating perspective, the second quarter was record-breaking with comparable sales increasing 31.3%, the best quarterly comp in our company's history, and adjusted EPS of $2.75, which represents the most earnings for us in a second quarter and five times what we delivered a year ago.

After two excellent quarters, I could not be prouder of how we have responded to this crisis, with our first priority always being to maintain a safe and healthy environment for everyone. Our outstanding results have been made possible by exceptional teamwork across the entire organization, and I want to thank our associates in our stores, the distribution centers and our corporate headquarters for their dedication, compassion, and tireless efforts. We have quickly adapted and found success while taking care of each other and our customers in doing the right thing and want to thank our customers for their tremendous loyalty and our suppliers for the great partnership during these turbulent and unpredictable times.

As we discussed on our last call when the crisis began to unfold nearly six months ago, our leadership team aligned on guiding principles for navigating these uncertain times. It started with putting health and safety first, ensuring we did the right things to make our stores and workplaces as safe as possible. Our overall objective has been to emerge from this crisis as a stronger and better company, and these principles have helped us do that.

Regarding health and safety, we have taken numerous steps guided by outstanding external advisors and the incredible efforts of our internal team. Associates complete a health screen before every shift, including a temperature check. To date, over 1.5 million health screens have been conducted. We practice social distancing and use facemasks and we have added touchless options, including curbside pickup and new same-day delivery. Seniors and those most vulnerable to the virus are encouraged to shop the first hour of every day, and our stores routinely wipe down shopping carts and offer disinfectant at the shopping cart area, wipe down the high touch equipment used at check out and follow 24 point cleaning protocols.

As we look forward and assess the changes that have occurred in retail and the competitive landscape during the pandemic, we believe the strategic work we have done under Operation North Star over the past 18 months has very well positioned our company for what appears to be a new normal. Our assortment of everyday essentials and stay at home products is exactly what customers want and need in this new way of living, and our balanced offering of thoughtfully curated merchandise, never outs and closeout differentiates us from the competition and surprises and delights our customers with tremendous value.

Our omnichannel initiatives are driving topline growth, expanding the convenience of the shopping experience and delivery options, increasing customer engagement, and positioning the company for long-term success. In the quarter, we made significant progress on many of our growth strategies a standout with Broyhill which continues to perform exceptionally well

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and ahead of expectations. We expect Broyhill in its first year to do more than $250 million in sales and believe it has the potential to be a $1 billion brand in the future.

Assortments and outdoor patio furniture and gazebos, indoor furniture, and soft home have been difficult to keep in stock, which is very encouraging considering we delayed the brand marketing launch that was planned earlier this year due to the pandemic. Our customers are recognizing the elevated quality and compelling value proposition of this iconic brand, and we have recently added some muscle to our organization as we look to expand and update assortments this fall and extend Broyhill into housewares and kitchen textiles in 2021.

Another standout is the improvement in our omni experience aimed at removing friction, expanding our capabilities, and growing our customer base. As an example, the recent launch of same-day delivery through Instacart and Pickup Now have produced excellent results in a very short period of time and our payment options online have been expanded with the addition of lease online, pick up in-store, the online version of the easy leasing program offered through Progressive as well as the Big Lots credit card. It is early for both, but the usage rates so far have been very encouraging. We are now looking further to leverage the store base in future online transactions with ship from store, which will be tested later this year.

In addition, we made excellent progress on this year's rollout of the Lot and Q lines to existing store of the future locations as well as nearly 240 stores in our legacy or balance of chain format. We now have approximately 694 stores with the Q, and 630 stores with the Lot and the early reads from these stores are in line with our expectations. The Q is generating approximately one point of comp, and the configuration in the front of the store frees up space for other assortments, big buys, or closeouts in other categories. The Lot is lifting the store 1 to 2 points, and in certain instances, we have an opportunity to test new merchandise categories or assortments when they are part of the theme presentations.

Apparel is a very good example. Our research from Operation North Star indicated we had a high permission to play in apparel, and our success in the Lot with graphic tees and hoodies last summer validated that insight and helped us as we expanded the category this year. We had similar learnings with novelty small appliances.

With regard to store of the future as we look forward, we are increasingly thinking more in terms of an overall store investment program where we identify the right configuration for each store based on its particular characteristics informed by much deeper analytics than we have had in the past. For some stores, this may involve moving furniture to the front and center, which has been central to our store of the future format. Other stores may get a lighter touch focused on a more basic refresh. In the near-term, we expect to continue prioritizing the rollout of the Lot and the Q line given the high returns associated with those initiatives.

Our customers are responding very favorably to these enhancements. Net promoter scores continue to rise, and new customer acquisition as well as active membership in our rewards

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program are at historic highs, and we believe we have appealed to a new segment of customers with our heroes program offering a special discount to first responders, medical professionals, active military personnel, veterans, commercial drivers, and teachers.

Moving on to our pantry optimization initiative, a chain-wide rollout will begin next week and is scheduled to be completed by the end of September. This initiative repositions our assortment by moving footage from food staples to food entertainment and consumables, which will include a 20-foot expansion in both chemicals and health and beauty. We will combine national brands at everyday low prices and own brands with big buy alerts and closeouts, which differentiate our offering from the competition. Our customers will be surprised and delighted to find more items on their shopping list at tremendous values, which will increase the frequency of shopping with us.

Operation North Star also focuses on funding the journey by streamlining our cost structure. We have continued to make excellent progress on taking costs out of the business and creating a culture of frugality. Jonathan and his team have recently kicked off a company-wide initiative that encourages all associates to contribute by suggesting new ways to save. We have already had many great ideas from across the company, and in our company town hall meeting later today, we will be recognizing some of the associates who have come up with those ideas.

Meanwhile our efforts to structurally reduce our cost base are ongoing. We expect to significantly exceed our original $100 million reduction target. For the foreseeable future, we expect a portion of the savings to be reinvested in COVID-19 safety measures.

The third area of focus of Operation North Star is on core enablers, where we have made significant inroads with new capabilities and tools in multiple areas of our business, including real estate, our supply chain, store engagement, and HR. This includes building out our organization with new talent. Our most recent addition is Jack Pestello, our new Chief Merchandising Officer.

Jack joins Big Lots after seven years in leadership roles at Walmart and with more than 25 years of global retail experience spanning merchandising, sourcing, category, and brand development. Jack has a true understanding of value retail and a proven track record in not only sourcing but also implementing strategies to drive traffic, most notably his work with private brands. He has a strong balance of strategic and executional skills, and his leadership style fits very well into our culture.

With this transition, we say goodbye to someone who has been an incredible asset to big lots over many years. I want to thank Lisa Bachmann for her dedication, service, and contributions over an impressive 18-year career. On behalf of the entire Big Lots family, we wish Lisa the best in the next chapter of her life.

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Coming back to the second quarter as we highlighted on our Q1 earnings call, Q2 got off to a very good start in May. This strength was a continuation of the stimulus-driven sales surge that occurred in mid-April as customers looked to improve their living spaces with indoor and outdoor furniture and home-related accessories in the margin rich categories of furniture, seasonal and soft home and while sales trends moderated near the end of May, the pace was still robust and continued through June with our home-related merchandise categories experiencing the highest level of demand.

Not surprisingly our inventory levels in lawn and garden summer which have a longer lead time as compared to other categories and are not replenished during the season were depleted by the end of June and contributed to a slowing of sales in July as did canceling our friends and family event which was done in the interest of health and safety as it tends to produce large crowds in our stores. However, July sales still exceeded expectations coming into the month with a healthy comp, and we have seen an acceleration of comps from July into August.

Our e-comm business also had a record-breaking Q2 with our highest level of volume in a quarter since launching the platform in April 2016. Sales continue to accelerate increasing nearly four times over Q2 last year and contributed close to 500 basis points to the overall company comp this quarter. We added more digital customers than in any prior quarter and at more than three times the rate from the second quarter of last year. We still have a lot of catching up to do in our digital business, but we are thrilled by the acceleration we are seeing. Nearly every KPI in this business continues to trend favorably with notable improvements in site traffic, conversion rates, average order size, penetration of sales and reduced delivery times and once again we saw improved bottom-line performance in our direct business.

From a merchandise category perspective, Q2 was an exceptional quarter. Our merchant teams did a tremendous job planning the assortments, and we were successful in incorporating closeouts from opportunistic buys in a number of departments beyond food and consumables. All seven categories reported double-digit increases in Q2, and with the exception of the inventory constrained seasonal business in July, all of them were up each month. In addition, the strength was spread broadly within the categories, with nearly every department contributing to the lift.

A few highlights include furniture which had the largest dollar increase in Q2 comping up in the low 40% range with the strength in Broyhill upholstery, in-line sectionals and recliners, Sealy mattresses, case goods with master bedroom sets performing very well and ready to assemble home office and storage products which are in high demand with stay-at-home restrictions. Soft home was the next largest dollar contributor with a comp increase of approximately 50%. Similar to furniture, every department in soft home was up big in the quarter, with increases ranging from 30% to over 70%. Broyhill-branded assortment in fashion bedding, bath, window, home decor, and rugs were very popular and performed above expectations.

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Our seasonal business also had a terrific quarter comping up in the low 20% range with tremendous strength in the month of May and very good results in June but as I mentioned a moment ago our low inventory levels in lawn and garden and summer adversely impacted sales the last month of the quarter. Electronics, toys, and accessories posted a comp increase in the low 50s for Q2, an excellent quarter with all departments contributing. Apparel, which rolls up into this reporting segment, continues to demonstrate promising growth potential.

Hard home was up in the mid-30s, a great quarter with strength in cookware, dinnerware, floor care, home maintenance, and small appliances, all benefiting from the stay-at-home trend. Consumables comped up approximately 15% in the quarter with positive results across all departments and food was up 10% in the quarter, a very good result considering the team had to overcome two category reductions as part of early planning for our pantry optimization initiative and the cancellation of friends and family where food over-indexes during the event similar to consumables.

I will now turn the call over to Jonathan for more insight on the financial results in the quarter.

Jonathan Ramsden
Thanks, Bruce, and good morning everyone. I would like to add my thanks for the incredible efforts of our team over the past quarter. Net sales for the second quarter were $1.644 billion, a 31.3% increase compared to $1.252 billion a year ago. The growth resulted from a comparable sales increase of 31.3% and sales growth in new and relocated stores not in the comp base partially offset by a lower store count year-over-year.

Comps were driven by a double-digit increase in-store traffic, a close to doubling of e-comm traffic, and strong growth in basket across both channels driven by outsized growth in higher ticket items. In terms of cadence through the quarter comps in May were up very strongly driven by the stimulus-driven surge that Bruce highlighted. The pace moderated into June and more so in July when we did not run our usual friends and family event. July, nevertheless, posted a high single-digit comp, which was above expectations. In addition, as Bruce referenced, we have seen an acceleration of comps from July into August.

Adjusted net income for the quarter was $110.1 million compared to adjusted net income of $20.6 million in Q2 of last year. Adjusted EPS for the quarter was $2.75, which is at the high end of our guidance range provided on June 26 and includes approximately $10 million of additional bonus expense that was not contemplated when we provided that guidance. This relates to discretionary store and DC bonuses we elected to pay as a result of strong performance in July plus a partial shift of corporate bonus expense from the back half of the year into Q2. As a reminder, we reported adjusted EPS of $0.53 last year.

The gross margin rate for Q2 was 41.6% up 180 basis points from last year's second-quarter rate. This was well above our expectations and resulted from very strong sell through in seasonal product, a favorable overall shift in our product mix towards higher-margin categories,

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and lower markdowns partially offset by higher shrink. In Q3, we expect less gross margin rate benefit from seasonal and mix and will also be lapping some tariff rebates from the third quarter of last year. As a result of these factors, our current expectation is that our Q3 gross margin rate will be similar to last year.

Total adjusted expense dollars for the quarter were $534 million up from $466 million of adjusted expense is reported in the second quarter of last year. The increase included approximately $24 million associated with COVID-19-related actions including extending the temporary increase in the wage rate of two dollars per hour for in-store and DC associates through early July in addition to which we continued our enhanced associate discount of 30%, discretionary bonuses, additional cleaning cost, personal protective equipment for our associates and other miscellaneous expenses.

We also incurred approximately $6 million of rent expense associated with the sale-leaseback transaction that closed during the quarter and accrued additional total bonus expense of $11 million compared to last year. Even with these impacts, excellent overall cost management resulted in adjusted SG&A as a percentage of sales of 32.5%, representing 470 basis points of improvement compared to last year and tremendous leverage on our underlining expense structure.

We expect some continued COVID-19-related incremental expense in the back half of the year, although at a lower level than Q1 and Q2 as a result of which we expect overall SG&A dollar growth to moderate in Q3 and Q4 versus Q2. Our outlook on both gross margin rate and SG&A is, of course, dependent in part on the sales trends we see for the balance of the quarter.

Interest expense for the quarter was $2.5 million down from $4.6 million in Q2 last year primarily as a result of paying off the balance on our unsecured line of credit during the quarter partially offset by notional interest associated with these sale-leaseback transactions. With regard to the sale-leaseback we had originally anticipated that the one-time gain recorded in the quarter would be approximately $11 per share. As we finalized the accounting, we determine that it was appropriate to defer a portion of this gain which will now be amortized and recognized as an offset to rent expense over the term of the leases.

We now expect the annual straight-line rent expense to be approximately $46 million in addition to which we will incur notional interest expense of approximately $8 million related to the gain deferral. These effects will be partially offset by lower annual depreciation expense of approximately $8 million. The adjusted income tax rate in the second quarter is 25.8% compared to last year's adjusted rate of 24.3%, which benefited from favorable tax settlements during the quarter.

Moving on to the balance sheet, inventory ended the quarter at $714 million, an 18% reduction compared to $874 million last year with the decline resulting mainly from our very strong sales performance. We expect the year over year inventory decreased to moderate over the course

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of the third quarter. During Q2, we opened five new stores and closed five stores leaving us with 1404 stores and total selling square footage of 31.7 million. For the full year, we now expect our store count to be flat to last year with approximately 25 store openings and 25 closings. We have been successful in reducing our closings with a process addressing store underperformance before the end of a lease term, and we have added new capabilities with analytics and modeling to assist with future site evaluation. We expect these actions to support an acceleration in the growth of our store footprint beginning in 2021.

Capital expenditures for the quarter were $40.5 million compared to $86 million last year in Q2 with the decline primarily coming from fewer store to the future conversions, no investment in AVDC this year and fewer new store openings partially offset by investing in the Lot and queue line rollouts. Depreciation expense in Q2 was $34 million or approximately $4 million higher than the same period last year. For the full year, we now expect capital expenditures to be around $150 million. This is still well below our original plan for the year but reflects an increase from our prior guidance as we have accelerated certain new store openings into Q1 2021 with the spend for these openings now occurring in the fourth quarter.

We ended the second quarter with $899 million of cash and cash equivalents and $43 million of long-term debt. This represents well over a $1 billion improvement in liquidity from a year ago and is a result of the combined impact of the gross proceeds from the sale-leaseback transaction and very strong operating results during the first half of 2020.

We expect our cash position to moderate during the third quarter as we make our initial tax payment related to the gain on the sale of the distribution centers and as inventory returns to more normal levels and builds towards the seasonal preholiday peak.

With regard to shareholder return actions, we announced yesterday that our Board of Directors approved a share repurchase authorization providing for the repurchase of up to $500 million of our common shares. This authorization is effective September 1 and is open-ended. Also, our Board of Directors declared a quarterly cash dividend for the third quarter of fiscal 2020 of $0.30 per common share. This dividend is payable on September 25, 2020, to shareholders of record as of the close of business on September 11, 2020.

At this point, we are not providing sales or EPS guidance for the quarter or full year. As we gain greater visibility, we expect to resume providing annual guidance. In the meantime, as we did in Q2, we expect to provide a business update at the end of September when we will have greater visibility on the outcome of the quarter. I will now turn the call back over to Bruce.

Bruce Thorn
Thanks, Jonathan. As I mentioned in my opening comments, we have repositioned the company in how we operate during this crisis, and we are emerging as a stronger, better enterprise.

We recently completed our annual survey of associates to measure and assess our company and our culture. This team's participation and engagement on the survey was exceptional and

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well above retail norms. Our engagement score is up, and our team is highly supportive of the changes that were made during the pandemic and the strategy of Operation North Star. I truly appreciate the candor and transparency from the team. Their honest and direct feedback allows us to improve the company with the goal of making Big Lots an employer of choice. I will now turn the call back over to Andy.

Andy Regrut
Thanks, Bruce. Operator, we would now like to open the lines for questions.

Operator
Thank you. We will now be conducting a question and answer session. If you would like to be placed in the question queue, please press "*" "1" on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press "*" "2" if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the "*" "1". One moment please, while we poll for questions.

Our first question today is from Peter Keith of Piper Sandler. Your line is now live.

Peter Keith
Hey, good morning, everyone. I wanted to ask maybe a multipart question around the inventory. So first off, is the lower inventory having any negative impact on sales even into August? When might you expect to be back to normal inventory? And is there an effort to maybe keep the inventories lower going forward than they have been historically?

Jonathan Ramsden
Hello Peter. Good morning and thank you for the question. We do believe that lower inventory levels had some impact on sales across the chain during the quarter, and they were primarily a result of sales continuing to run very strongly, and we brought in a lot more receipts in Q2 than we did a year ago, but we just weren't able to fully keep up with the sales trends which was obviously a pretty high-quality problem to have. But we do think there was some sales impact. It was a little higher on the West Coast where our new DC there is still sort of getting fully up to speed, so there were some sales dollars we probably left on the table.

With regard to normalization of inventory we are working hard to get back to where we want to be for Q3 and going forward. However, I think the key point in your question is what we have learned from this period is that we can run our business with faster turns which has been a goal prior to the crisis. I think we are learning that there is probably an opportunity to be more aggressive on that. So while inventory levels will increase on a year-over-year basis I think the question is what is normal going forward and can we continue to be turning faster than we have historically and certainly our experience over the last few months suggest that we can.

Peter Keith

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Okay, helpful. Just also wanted to follow up on your new Chief Merchandising Officer, Jack Pestello. Certainly an interesting background. Now that he is one month into the job, where might you expect him to have the most immediate impact, particularly at the store level, that we might be able to observe with some of our store checks?

Bruce Thorn
Hey, Peter. This is Bruce. Good morning. Hey, Jack is off to a great start first off. You know he's got a nose for value coming from that sector, and you know I am just happy with the way he is on board and getting to know his team. He basically conducts his one on ones in the stores with his merchants, and he is on the phone every other day or so with vendors. I think that his focus is on adding value products that will grow traffic as well as excitement.

As you recall I have said in the past, we have multiple customer segments, but in the end, they really visit our stores for two main reasons, two shopping journeys; one everyday essentials and things they need and that might be 50 times a year and then also destination purchase like makeover of a room, etc. I think Jack brings a lot of knowledge to both of those, especially the first one in terms of adding color and new products to the traffic driving value assortment. So it’s early, he has been on board for about five weeks but he's made a huge impact on the team so far. We are really excited about what he has to bring.

Peter Keith
Okay, thank you very much and keep up the good work.

Bruce Thorn
Thanks, Peter.

Jonathan Ramsden
Thanks, Peter.

Operator
Thank you. Our next question today is coming from Joe Feldman from Telsey. Your line is now live.

Joe Feldman
Hey, guys. Thanks for taking the question. With regards to the flow of same-store sales through the quarter, you know it seems like a pretty wide swing. How much of it was you know just the lack of inventory in July versus you know the--I remember last quarter you guys talked about you know competitor openings would happen and that could have a drag of fact, and maybe the stimulus starts to fade a little can you take us through some of that? Are you seeing a change in the consumer or what they are spending? Did that happen through the quarter?

Bruce Thorn
Hey, Joe, here this is Bruce. I will start off and then hand it over to Jonathan for more color. You know, first, off, I am really proud of what the team put together in Q2. We had a very, very

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strong Q2, unprecedented, and really taking care of our customer Jennifer helping her live big, save lots in a very trying time.

As you know, Q2 was driven up by traffic and basket both in double digits, and I would say just on the color of the quarter May and June were obviously double-digit comps and July was high single-digit comps and quite frankly one of the big detractors from July was our comping of friends and family event and that friends and family event we did away with because of obvious reasons with the social distancing in our stores they tend to bring a lot of traffic in the stores. Having said that, you know coming out of July and into August, we continue to see acceleration of our comps into August, and we are pleased with where we are starting the quarter.

Jonathan Ramsden
Just to add a couple of things to that Joe. I think there are a bunch of different dynamics going on in our comps. In the back half of April and May, in particular, we saw a big impact from the federal economic impact payments and that initial stimulus. That abated a bit, but what we have seen is that our underlying business particularly given the categories in which we operate is doing very well, and then on top of that we are continuing to roll out our own internal initiatives that further support the overall comps. There's a few different things going on. In July, you had that impact of the friends and family not occurring, but as Bruce said, we have seen an acceleration into August, and we are very pleased with where we are today.

Bruce Thorn
And Joe just one more thing on your question just in terms of the customer behavior and the pattern of shopping. Early on obviously, with the pandemic breaking out in March, we saw in the beginning of the last quarter and then in the beginning of this quarter definitely stockpiling of essentials, food and consumables, etc. We still continue to see a demand in that area. We are doing nice work in that selling area.

But the behavior has gone to, as people cocoon, work from home, school from home, they’re spending a lot more time at home. And that requires them to invest in their home, so the home categories, the furniture has been very strong through Q2 and continues to as we enter Q3. So this might be a continued trend as customers for the most part in some of the research we've done nearly half of them say even post pandemic, they're probably going to work more from home and do more things from home. So investing in that home is important and we've got the right assortment for that.

Joe Feldman
That's--thanks for that answer. Yeah, you guys are very well positioned for this. The other--my follow-up question, just want to ask, you know, the share repurchase announcement that you made, how--can you remind us how you guys do--do you guys have like a scheduled way of doing it? Does the stock have to hit a certain price and then you'll buy or there are periods that you--can you just remind us how to think about you may--how the purchase purchases may happen over the next half a year or so?

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Jonathan Ramsden
There's not much we can really add on that Joe. I don't recall exactly what we said in the past about the specifics around execution, but that would be a decision we make quarter by quarter. The exact mechanics of that and the parameters I don't think is something we can speak to in advance. But you know, we'll report that as we get through each quarter going forward. So, we can't give you much more color on that.

Joe Feldman
Understood. Thanks. Good luck this quarter, guys. Thank you.

Bruce Thorn
Thanks, Joe.

Operator
Thank you. As a reminder, that's “*” “1” to be placed in the question queue. Our next question today is coming from Chandni Luthra from Goldman Sachs. Your line is now live.

Chandni Luthra
Hi, guys. Thanks for taking my question. Great quarter. I just wanted to touch base on your efforts as you talked about the structure--structurally reduce the cost base, the cost structure. So you plan to basically exceed 100 million, right? What are the next leg of opportunities? Where can that, you know, past reductions sort of come from?

Jonathan Ramsden
Chandni, good morning. We think there's opportunity across multiple areas of the business. In stores, we're continuing to take actions that are bringing costs down overtime. In supply chain, we have some initiatives that will reduce costs there. But we're looking across all areas of the business.

Essentially, we've got two different things going on. We've got a top down structural, driven objective and then we've got a bottoms up, culture of frugality and identification of individual savings opportunities that Bruce talked about earlier in the script. And that's already generating some great ideas from across the organization, stores, DCs, corporate headquarters, and we're really excited about that and just instilling that notion of continuous improvement, continuous frugality. We think there's a significant opportunity. So, it's really across the across the cost structure we think there's opportunity. But again, it's a combination of that top down structural driven approach and then a bottoms up culture of frugality.

Bruce Thorn
You know, I'll just add on to what Jonathan said, Chandni. And thanks for your comments. You know, at the--at the store level, we've done some really neat things last year, but continuing this year with a program called Stop, Think, and Save and how we manage our markdowns at

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the cash register. So really empowering our frontline heroes out there to make a difference on the bottom line. And that's been a tremendous savings this year and will be ongoing savings.

We've also worked with our vendor partners and I think we've got the best vendor partners out there. Our strong relationships has helped us get to a win-win in terms of cost management inaudible management in the past. That's a form of ongoing volume growth for both of us and savings along the way.

I'd like to also say, and Jonathan is humble on this, but he's brought this spirit of frugality as a part of the approach we're doing business. We're going to do a town call later today where we're going to be recognizing folks that have come up with idea savings that Jonathan has instilled in our team. So all of this is exciting. Plus the next phase of our labor management in stores that's going to allow us to match traffic demand, customer demand to our labor schedules, and that's going to give us more efficiency just to give us some color on it. But this is now a new way of life for us, and everyone is excited about it and we're working as a team because this truly funds our growth initiatives.

Chandni Luthra
Thank you. And if I may follow up, you talked about, you know, your Instagram--your Instacart, sorry about that, initiative and that's going well. Could you perhaps show some light as to how does that customer differ, you know, what is that customer shopping, how does the basket size differ online through Instacart versus, you know, the customer that's probably looking just to buy consumer goods in your store? And you know who, are you adding new customers through that initiative?

Bruce Thorn
Let me start off by just saying how proud I am of our eCommerce team led by Erica fortune. She's just done a nice job working on an ecosystem. eComm growth for us is still new, but we're accelerating into it. You know, just with respect to what we've done with Instacart, you know, Instacart, our shopper there is just somebody that wants same day delivery and the Instacart basket looks like anything you can fit in the trunk of a sedan. And so, it's primarily food and consumables.

What we've added this quarter as well is our pickup now service, which pretty much opens up the rest of this door from furniture and anything you want, and that's same day delivery as well. And so those two pieces of our eComm journey along with BOPIS that we started last year and curbside pickup that we started in the first quarter, all these things working together has allowed our eCommerce business to grow to over $140 million year to date, which is 4.5 times at last year's sales is up 4.6% penetration to overall sales with plenty of room for growth.

And highlights while I'm talking about the eComm business, what I love about it and how it opens us up for success is that the traffic is stellar. We already had great traffic in it, but it's now up to 70% over last year and our conversion rate is 3X last year. So, these things are

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moving all in the right direction. It sets us up nicely for the future and Instacart, along with pick up now and potentially some work soon to come in delivery from store are all key components that are going to continue to remove friction from the customer shopping experience and set us up nicely as a value discounter with these added services. That truly differentiates us and sets us up for growth. A couple of other things, Big Lots credit card is now online and easy leasing, which we like to call LOPIS is online as well.

Chandni Luthra
Thank you for the comments.

Operator
Thank you. Our next question today is coming from Paul Trussell from Deutsche Bank. Your line is now live.

Paul Trussell
Good morning and good quarter.

Bruce Thorn
Thanks, Paul

Jonathan Ramsden
Thanks, Paul.

Paul Trussell
I wanted to ask about the assortment. Can you talk to us in more detail about the evolution of your category mix over the last six months and also what we may have to--may we--what we may have to look forward to over, say, the next six months as it relates to adding SKUs and square footage and where--what areas may be losing SKUs and square footage. Earlier in the call, you mentioned initiatives around apparel, small appliances, obviously furniture, you know, food, chemicals, maybe just talk to us about what's happening in each of those areas, please.

Bruce Thorn
I'll start off here. Thanks Paul for the nice comments. You know, I'll tell you what, we had an unprecedented Q2. I mean, basically just reiterating what we said, seven categories, all double digit comps across the board and then all of them doing well. We sold the heck out of seasonal in first quarter and as we look toward the future, I will say a couple things that what happened and a couple things where we are evolving.

We've realized that there's an importance in essentials, that being food and consumables. And they're traffic drivers. So getting the right food assortment is key. Our focus has been on entertainment food and we are, you know, as of next month going to start our pantry optimization program, which really highlights the entertainment food --- more so than the food staple, so that will be an evolution. That gives more space for that and also the consumables.

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We're seeing tremendous growth in health, beauty, we're seeing skin care, anitbac, masks, all those things. Name brands will be a key component at competitive, everyday low prices and our evolution in food and consumables is really to be competitive on the name brands, have only brands that offer superior value as well as close outs or what we call it Big Buy Alerts all in the same aisle.

And that's a differentiation what you'll get in a big box retailer or your grocery store where you have to go through coupons or everyday low prices. We could have 10 to 40% better prices and I think our customers know that and new customers are finding that out. Our seasonal business is continuing to evolve as we add brands like Broyhill. It's doing well. If you haven't been out to our stores during seasonal, you've got to get out there. We've got the best lawn and garden assortment out there and it's a tremendous value. Our gazebo sold out. I'm so proud of what the team has done there. We got great price points. We’ll continue to grow in that area as that demand grows.

And we're actually going to carry get more longer term season when--in warmer climates and so on. So big hit there. We're seeing a lot of activity in toys. Toys for us was not a great category, but now with the cocooning and so forth, toys continues to grow. We're seeing really nice growth there. That do it yourself work is picking up. We're seeing an evolution there. We set up an endcap in Q2 for do it yourself and it basically sold out in four weeks. Just blew it out. So there's opportunity for us to grow in do-it-yourself.

You know, soft home continues to grow. Broyhill is a big player in soft home. The new quality, the great value, the price points on Broyhill and the things that we're doing that are in high demand. Jennifer loves it. I think it's a it's an inspirational by for a typical Jennifer and it's also a trade down by for higher income Jennifers that are coming to our store. And I would also add that hard home, we're seeing an evolution where there's more emphasis on staying at home, baking, cooking, all those types of appliances, leaning into that a bit is an opportunity for us over the next six plus months.

And then finally, furniture continues to be a growth area for us and I think we have a really good thing going with Broyhill. Some of the things we've added have just been incredible. We brought this brand to Big Lots and it’s in the first year of growth. It’s iconic. It's exclusive to us. We're going to do a quarter of a billion dollars in our first year. We do believe it's a billion dollar brand going forward and- we got break great products like an $1,199 sectional that's selling off the charts,. a new leather $999 sofa, motion recliner, which is a big hit, so many great things.

And finally, I'm sorry I'm going long here, but I'm pretty excited about our product and assortment of where it's going. You know, you can tell I'm passionate about this is our work in close outs. We are so happy about this. This is back to our DNA roots. And you know, just to give you a couple of stats on it, that's going to continue to evolve. We are 36% growth year over year getting close outs and it's outpacing our business growth and we're going to continue this

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strong performance in the Q3 and Q4 across all categories with the exception of seasonal for obvious reasons. So just really pleased with where we were going.

Paul Trussell
I appreciate that color and your passion. You know, wanted to also ask about something you're passionate about in the lot and the queue. It seems like those initiatives are providing really strong returns. Help us better understand some of the early learning and how we should think about the rollout cadence from here.

Bruce Thorn
It's nice to have these types of initiatives and just so you know, this is part of our new in-house Evergreen strategic planning process. We've got Andre who's our new chief strategist working with everyone, but we've got a pipeline of strategic growth. We are already thinking out to 2023. But the lot and the queue are just perfect examples. The lot is now in 630 stores. It will be in roughly 700, 750 stores before holiday. Half the chain. And it's performing just as we expected lifting those stores one to two comp and it's only 500 square feet. So, you can imagine that returns are fantastic.

Right now we've got camping, tropical party going on, summer fun, and it's just fun to see Jennifer shop it. We're seeing some learnings like, you know, it's one of the things we learned in the lot because it's kind of like an innovation lab for us. It's what we learned with apparel--you know, easy apparel, apparel that doesn't require fitting rooms and so forth and sells like crazy. So the graphic tees and other novelty items are selling quite well and we're expanding and exploiting that where it makes sense.

The queue line is in nearly 700 stores right now. It's doing exactly what we thought it would do. That impulse buying at the end is adding a point of comp at least, and the good news about this is because we’ve just started this thing up, we're not perfect in either one of these. And so to get these types of points and meeting or exceeding our expectations early on is a really good sign about where we could take this. But the queue line once again saves room up front, makes it a nice, enjoyable selling experience. It's, once again, lifting one point. It gives more room and stores for a furniture pad or closeout, the big buy alerts right up front. That's very disruptive for the customer and creates a tremendous shopping experience. And there's more to come. There are more things to come, but I'll keep that powder dry.

Jonathan Ramsden
Paul, maybe I'll just add on from a capital allocation standpoint as we look to 21 given the strong results we're seeing in the lot and the queue line and the very strong return on investment we are getting there. We do anticipate continuing the roll-out and potentially accelerating it. And that goes back a little bit to what Bruce talked about earlier in terms of evolving into more of a store investment program and moving away from the notion of store of the future. Focusing on what works best in a particular store where we now have much better insight into that than we had in the past. So, there will still be stores where putting furniture in

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front and center will make sense, which was a critical component of the store of the future program, others where it doesn't. But either way, we will be looking to optimize and make those different types of investment in the stores as we pivot towards 2021.

Paul Trussell
Thanks for the color. Best of luck.

Bruce Thorn
Thanks, Paul

Jonathan Ramsden
Thanks, Paul

Operator
Thank you. Our next question today is coming from Kerry Short (sp) from Barclays. Your line is now live.

Ronaldo Defonce
Hi. Good morning. This is actually Ronaldo Defonce on for Kerry. Thanks for taking my questions. So, just my first question is about the new customers you've acquired. Maybe if you can provide some color on the demographics of your customers, maybe how they compare it to your core customer. And then also what you've seen with respect to repeat purchases for new customers over the last five months, specifically, you know, how the rate--the repeat rate for new customers compares to what you'd see historically and if that's any different for your new digital customers.

Bruce Thorn
Hi hey, Ronaldo. This is Bruce. I'll start off and then Jonathan, if you want to add anything, you're welcome. First, let me just give you an overview of how I view the customer at this point and what we are seeing. I think one of the early earliest signs that are--that's making us very happy is that our rewards enrollment is up 60% year over year and our active membership is encroaching on 20 million, which is almost a 9% increase year over year and that those are great trends.

We are seeing the growth and new customers coming from new customers that have never shopped us or never been and also reactivated customers, customers that are coming back and finding us again, you know, with all the improvements we've made and less defection or more stabilization in that. Our rewards program penetration is reaching all time high at nearly 58, 60%, which is a good trend, which is almost 370% or 370 basis point improvement. I think the--to give you a little more color on the new customers, we are seeing a lot coming from our eCommerce, our digital channel. They are coming in here over the last four quarters the penetration and new customer growth there has been accelerating quite frankly.

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I think it's also a great call out to our marketing team led by Joice. Joice and her team have done a nice job improving the productivity of our marketing, our media and the way we're choosing to message with new pick your day promotions that that elongate, you know, what used to be weekend big traffic drivers. They're working quite well. Enhanced welcome offers, our focused on big heroes, those frontline heroes that are working to make our lives easier, all those things are adding to the new traffic.

So the traffic just a little bit of the buying pattern, initially, it was, you know, I think this quarter and last quarter what we've seen in our research is about 24% of consumers are trying new brands and experiences during this pandemic, so we picked up early on those types of essential buyers from Q1 and into Q2. And that's now transitioning to cocooning type of customers really focused on the home and furniture and the convenience of the digital channel services that we've deployed. All of that is playing out profoundly right now.

Jonathan Ramsden
I would just add one other data point, Ronaldo. We've seen a significant acceleration in terms of new digital customers compared to Q2 of 2019. We have more than three times the number of new digital customers, so you know, that's a great illustration of the acceleration we're seeing there and our efforts to reach new customers.

Ronaldo Defonce
Okay. That's very helpful. And then I just wanted to go back to the conversation on inventory. Specifically on how you're thinking about planning, you know, for the holiday season. You know, I assume a good chunk of your inventory purchases have already been made given the lead times, but I also assume you've built in some flexibility into the model given the uncertain backdrop. So any color on how to think about the holidays would be helpful, you know, particularly considering how unique this year will be. Thanks.

Jonathan Ramsden
Ronaldo, I don't think there's much to add from what we said earlier. We are anticipating that inventories will rebuild relative to last year as we go forward through Q3 and Q4. But we still expect and are planning for a very healthy spread between sales and inventory growth going forward.

Bruce Thorn
You know, Ronaldo, since you brought up holiday though, I will add that the team is really excited about holiday 2020 right now and we know that Jennifer out there can't wait for holiday. It's been a tough year and so holiday in general, we're seeing in our social media that she can't wait for Christmas to come. And the early reads on Halloween and Harvest has been really encouraging.

You know, I'll just say a couple other things about it. We think that we are more prepared for Holiday than ever before. We learned a lot from last year. But once again, going back to our

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new eComm model, Instacart, pick up now, and our assortment, we think it's really well suited. And plus, we've got surprise and delight products, which I don't want to go into and give up now, but our monitor is really basically to outsell, out engage, and out execute the competition.

Ronaldo Defonce
Okay, that's helpful. And then just one more, if I may. Just to--just to follow up on the close outs. You know, obviously the team has been pretty nimble with respect to those and had some pretty good success. But can you speak to any potential changes in the number of opportunities as the economy has opened up and maybe disruption started to normalize a little bit? And then also, if you expect close outs to be permanently higher component of the mix going forward. Thanks.

Bruce Thorn
We are really cited excited about the close outs. Like I said before, I mean, this is our DNA. This is Big Lots DNA. We are making really good progress. Once again, you know, the growth in close outs is outpacing the overall growth. We are adding close outs in all categories with the exception of seasonal because it's in and out and that might even give us an opportunity in the future months to come. But to give you a little bit of color on this, you know, we have over the last several years really focused our closeout business in food and consumables and it penetrates it at 20 or so percent in those sales an overall box close outs historically for the last handful of years has been, you know, less than 10%.

We are now seeing good quality close out across the entire assortment and it's accelerating. You know, Jack Pestello asked about our new chief merchant. Earlier there was a question about Jack. Jack is on the phone probably every other day talking with closeout vendors and our closeout vendors know that we're back in the game. And what's better than a Big Lots distributor with 1400 plus stores and eCommerce, you know, makes shopping easier? We are at the top of the list again and the muscle we've had is still there and we've added to it. You know, from art of the deal selling experience training with our DMMs and just rekindling all the relationships.

So were after it. I'm looking at a sheet of close outs that we've already sold through and what we're looking at. It will accelerate in Q3 and Q4. Let me give you color on it. You know, soft home name brands, hundreds of thousands of units selling at 52 points and 50% sell through, you know, actually girls’ apparel, name brand half a million units. 55 points of margin, 50% sell through. These are accretive and great ways for us to grow the business and it's, frankly, what Jennifer expects. So, we're happy about it.

Ronaldo Defonce
Great, thanks. Best of luck.

Bruce Thorn
Thank you.

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Jonathan Ramsden
Thank you.

Operator
Thank you. Our next question today is coming from Andrew Efimoff from KeyBanc Capital Markets. Your line is now live.

Andrew Efimoff
Good morning. Thanks for taking my question. And Congrats again on the record performance here. I wanted to ask how you're thinking about promotions for 3Q in the back half of the year and what your thoughts are on the holiday season this year from a promotional standpoint.

Bruce Thorn
Yeah, I'll start off on this, Andrew. You know, don't want to give out our formal calendar too early here, but obviously given the pandemic and the situation, you know, I think in general what we've seen is instead of these big whole house weekend events, our ability to elongate promotions and allow Jennifer to shop on her terms throughout a period of time, a longer period of time has served as well and especially across the right product. I think what we've really learned is not to peanut butter things, but to make the promotions much more personal and catered around her needs right now. So that's one of the main themes going into Q3 and Q4.

From a holiday perspective, we do believe that it will be--it will come earlier. We are seeing signs of that in our--in our harvest and Halloween assortment. Like I said before, social media is lighting up and we think that--we think it's a nice combination of promotion, picking--allowing her to pick her days plus smoking hot deals on key products that make her life better during this time and all those things are going to come to life with tremendous services that we didn't have last year, the curbside pickup, the Instacart, the pickup now and more delivery from store, soon to come. We'll talk about that in the next call and all of that is going to make for a much better shopping experience. And our ability to compete against the peer place.

Andrew Efimoff
Great. Understood. And then, you know, as and the industry continues to evolve at a fast pace, are you seeing any significant changes in the competitive landscape? And if so, how do you see this affecting your business going forward?

Bruce Thorn
Yeah you know, I'll tell you what, it's been a rollercoaster ride this year. You know, we--I think we've--early on, we benefited as an essential retailer being one of the few that were able to stay open with food consumables and things that she needed to keep her--herself and family safe. And so we competed quite well with that and now we are competing well in the furniture marketplace, the home marketplace. And it's because of our assortment is right for now and

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the services that we provide provided, you know, with the ease of shopping, easy leasing, online, Big Lots credit card online, the delivery services pick up now, you can pick up BOPIS curbside this furniture and get it. You can--you can touch it, feel it, order it. All these things have allowed us to compete significantly in the home marketplace.

So I think that, you know, what we were seeing is that--and this is well beyond the stimulus. You know, the stimulus checks, pretty much 90% of them were done in May and unemployment pretty much stopped as of July. And so we continue to grow in this area. So I think the behavior is suiting our assortment suits the behavior of purchasing going forward and we're doing quite well. I think it's a combination of there's probably less discretionary spend and more on essentials and home and home purchases, which is becoming more non-discretionary as they live at home. And so we're getting a bigger share of her wallet beyond maybe what we have in the past. And then I think we were competing better against some of the competition that doesn't have a strong digital channel or the assortment strength that we do.

Andrew Efimoff
Great. Thanks for the detail. That's all for me.

Operator
Thank you. Our next question today is coming from Liz Suzuki from Bank of America. Your line is now live.

Liz Suzuki
Great. Thank you. I just wanted to follow up on a question that was asked previously. Just, you know, are you seeing any sequential deceleration in particular categories now that your competitors in discretionary categories like furniture are reopening and has there been any sequential change from the second quarter into August now that you're seeing more of the economy opening add more competitors that are open for business?

Bruce Thorn
Yeah, I'll start off, Liz, and maybe Jonathan can answer. I think really, you know, second quarter is when our competitors opened up and I think we competed quite well and posted the best comps we ever had and took share of wallet from them. I think we were a clear winner on it. I would say that, you know, as we as we go into third quarter, any deceleration is a result of tremendous health. One example would be lawn and garden seasonal. You know, we sold through 90% of our assortment in Q2. And that typically plays out into Q3, so there is a deceleration in that for obvious reasons, and it's a good problem to have.

The other areas have been strong. Food and consumables is a normal deceleration from the stockpiling and hoarding from Q1, but we continue to perform quite well there in relative terms and still above what I would say is last year rates significantly. So I think we continue to grow. August is off to a very strong start. As you recall, we mentioned July ended with high single

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digits and we're accelerating into August. So, I think that gives you the color of how we're doing.

Liz Suzuki
And you know, just as you think about the assortment, particularly in food and consumables as we go into third and fourth quarter, if there is a second wave and you see people, you know, starting to hunker down again, is there flexibility to, you know, shift from that like entertainment type food back into more staples?

Bruce Thorn
Yeah, you know, we were always buying general merchandise, in and out product, so we're in the market for anything that's--I think the one thing we've learned is how to be agile and to take opportunistic buys write to our customers and they appreciate that. So yeah, I think we're more agile and flexible and capable to exploit opportunities than ever before.

Liz Suzuki
Great. Thank you.

Andy Regrut
Okay, thank you everyone. Kevin, would you please close the call with replay instructions?

Operator
Absolutely. Ladies and gentlemen, a replay of this call will be available to you by 12:00 noon Eastern Time this afternoon, August 28th. The replay will end at 11:59 PM Eastern Time on Friday September 11th, 2020. You can access replay by dialing toll free 1-877-660-6853 and enter replay confirmation number 13707540 followed by the “#” sign, or number 1-201-612-7415 and enter replay confirmation 13707540 followed by the “#” sign.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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